2002 INCENTIVE PLAN
                                      FOR
                                 KEY MANAGEMENT


The Eye Care Centers of America, Inc. 2002 Incentive Plan for Key Management (hereafter referred to as "the company" and "the Plan") is designated to attract, retain and reward key management associates who contribute to the achievement of Company objectives. The plan includes those participants who are most able to influence the Company's growth and profitability as determined by the Chief Executive Officer.

The plan is intended to support the Company's compensation philosophy, which is to provide superior direct compensation opportunities for superior financial and individual performance.

Objectives:
-----------

The  specific  objectives  of  the  plan  are  to:

- Motivate and reward key management for superior performance in achieving the Company financial goals.

-    Strengthen  the  commonality  of  shareholder  and  management  interests.

- Enhance the Company's ability to acquire and retain qualified management associates.

Features:
---------

The  following  is  a  summary  of  the  major  features  of  the  Plan:

Plan  Year:
-----------

The plan year shall be the fiscal year from December 30, 2001 through December 28, 2002.

Eligibility:
------------

Participation in the plan is based on approval from the Chief Executive Officer.

The participant should be a regular full-time employee of the company. A participant who subsequently is on a leave of absence away from work for a period longer than 90 days during the plan year shall have his/her incentive prorated based upon his/her active time in position.

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Incentive  Opportunity:
-----------------------

NO  PERFORMANCE  BONUS  SHALL  BE  PAID  WITH  RESPECT TO THE FISCAL YEAR UNLESS
MINIMUM EBITDA, AS DEFINED AND SET FORTH (IN THOUSANDS) UNDER FINANCIAL OBJECTIVES, IS EXCEEDED FOR THE YEAR.

Bonus  maximums  shall  not  exceed  150%  of  Base  Salary.

Participant incentive awards will be based on weighted objectives of: (A) up to 75% on EBITDA as defined under Financial Objectives and/or Subsidiary/Region Financial objectives and (B) a minimum of 25% on up to five individual performance objectives consistent with the criteria outlined under Performance Objectives.

Financial  Objectives:
----------------------

"EBITDA" shall mean earnings for the Company before interest expense, income tax, depreciation and amortization as determined in accordance with generally accepted accounting principles. EBITDA thresholds referenced in this plan are for the current business. Acquisitions not comprehended in the plan will be treated as a discretionary issue by the Compensation Committee.

No performance bonus shall be paid with respect to the fiscal year unless minimum EBITDA , as set forth below (in thousands), is exceeded for the year. The Bonus shall be 50% of Base Salary if Target EBITDA, as set forth below (in thousands), is achieved for the year and shall be 150% of Base Salary if superior EBITDA, as set forth below (in thousands) is achieved or exceeded for such year. If EBITDA achieved for the fiscal year falls between minimum EBITDA and superior EBITDA, the bonus shall be such percentage of base salary between 0% and 150% calculated on a straight line basis, as corresponds to the relative achievement of EBITDA, with 0% corresponding to minimum EBITDA and 150% Corresponding to superior EBITDA.

               COMPANY                      BONUS%
               EBITDA (000)                OF BASE
                 2001                       SALARY
Superior       $57,000.00                    150%

Target         $53,000.00                     50%

Minimum        $51,000.00                      0%

For executives who are paid on subsidiary or regional financial objectives in lieu of, or in addition to Company EBITDA, minimum, target, and superior objective levels will be set and payout as a percent of Base Salary will be calculated in the same manner used for Company EBITDA as outlined in this section. Again, the incentive bonus dollars are paid as a percent of earned base salary only.

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Performance  Objectives:
------------------------

Each Plan year, Company performance objectives will be established by the Chief Executive Officer. Up to five individual objectives may be set using the following criteria.

-    Objective  must  be  quantitative  and/or  well  defined.


-    Objective  will  be  set  and  weighted  by  the  Participant's supervisor.

-    Objectives  must  be  approved  by  the  C.E.O.

-    Objectives  must  be  submitted  to  Human  Resources.

- Final results against objectives will be determined by the Participant's supervisor and approved by the C.E.O.

NO PERFORMANCE BONUS SHALL BE PAID WITH RESPECT TO THESE INDIVIDUAL OBJECTIVES UNLESS MINIMUM COMPANY EBITDA, AS DEFINED AND SET FORTH (IN THOUSANDS), UNDER FINANCIAL OBJECTIVES IS EXCEEDED FOR THE YEAR.

The portion of bonus earned as a result of performance against individual objectives shall be calculated as the percent of base salary earned based on Company EBITDA times the points earned of those allocated to individual objectives times the participant's base salary.

Payment:
--------

Individual incentive awards may be paid when the Company's performance exceeds the minimum Company EBITDA. The incentive bonus will be determined following the completion of the audit of the Company's financial statements. Payment will be by check and made no later than March 15th following the end of the Plan year.

The Board of Directors holds the right to payout a discretionary incentive award should the Board deem the payout appropriate.

Withholding:
------------

The Company shall have the right to deduct any sums as required to be withheld by federal, state, or local tax laws with respect to the payment of any bonus award. There is no obligation hereunder that any Plan Participant be advised of the existence of the tax or the amount which the Company will be required to withhold.

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Employee  New  Hire/Transfer/Promotion/Demotion:
------------------------------------------------

If an employee is hired, transferred, promoted, or demoted into a position, with eligibility in the Plan, their incentive will be considered effective, for purposes of the Plan, on the date determined by the Chief Executive Officer. Any incentive will be calculated on a pro-rata basis from that date.

If an employee is demoted to a non-eligible position during the fiscal year, he/she shall lose his/her bonus potential for the entire fiscal year.

Employment  Termination:
------------------------

If a Participant becomes permanently disabled or dies during or after the Plan year, the Plan may award the Participant or his/her estate a bonus on a pro-rata basis following the year-end closing. If the Participant leaves the Company for any reason other than disability or death, the Participant will forfeit the right to a bonus payment. The Participant must be an active employee at the time the incentive payment is made to receive payment.

Plan  Administration:
---------------------

The C.E.O. will have the sole discretionary authority to administer the Plan in all of its details. All actions and determinations of the C.E.O. will be final and binding upon all parties.

The company reserves the sole discretionary right to modify, amend or terminate the Plan at any time, for any reason, with or without notice. If any questions arise as to the administration of the Plan, the C.E.O. will serve as the main contact person.

Rights  of  Plan  Participants:
-------------------------------

All payments made under this Plan will be made from the general assets of the Company. No participant or other party will have any right to or interest in any assets of the Company except a specifically provide in this Plan.

Limitation  of  Rights:
-----------------------

The establishment, maintenance and provisions of the Plan will not be considered or construed: (1) as giving to any employee any right to be continued in the employment of the Company; (2) as limiting the right of the Company to discipline or discharge any of its employees; (3) as creating any contract of employment between the Company and any employee; or (4) as conferring any legal or equitable right against the Company or any individual responsible for administering the Plan.

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No  Assignments:
----------------

Amounts payable under the Plan will constitute general assets of the Company and will not be subject to any claims by any creditor of or claimant against the Participant; and any attempt to reach such amounts by any such creditor or claimant, or attempt by the Participant to confer on any such creditor or claimant any right or interest with respect to such amounts, will be null and void. No amounts payable under the Plan will cause the Company to be liable for, or subject to, any manner of debt or liability of any Participant.

Governing  Law:
---------------

This Plan shall be governed by, and construed in accordance with, the laws of the State of Texas. Any claim or dispute arising under this Plan will be adjudicated by a court of competent jurisdiction in the State of Texas.

Severability:
-------------

If any of the provisions of the Plan are held to be invalid, such holdings will not in any way affect the validity of the remainder of the Plan.

Written  Plan  Requirement:
---------------------------

No person has the authority to make any verbal statement of any kind which (1) is legally binding upon the Company and/or (2) alters the Plan documents or other documents maintained in conjunction with the Plan.

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